UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 1, 2023

The Mineral Company Ltd.

(f/k/a INDO Global Exchange(s) Ltd.

(Exact name of registrant as specified in its charter)

Colorado	000-53438	48-1308991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green #250 #1012 – Greenwood Village, CO 80111

(Address of Principal Executive Offices) (Zip Code)

+34 691 228309

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	IGEX	OTC

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

(a) (1) (2) and (b) The Company entered into a Confidential and Exclusive Agreement on October 23, 2023, for the acquisition of 49% of the total outstanding capital stock of St. Andrews Holding Company for twelve-million Dollars. The agreement gives Igex exclusive rights to the acquisition by December 31, 2023, and to conduct extensive due diligence prior to the acquisition. The transaction is expected to be finance/supported by direct capital contributions of the Preferred Shareholder: The 49% stake has been valued at sixteen-million Dollars, and St. Andrews in thirty-two million Dollars respectively by independent appraiser: RESA CORPORATE FINANCE.

Saint Andrews is a holding company, acting as direct shareholder of several entities in the sustainable aquaculture and fish industry, including hatcheries of marine species, innovation of new species and high-quality ecological and gourmet marine products. Saint Andrews holdings has an innovative and entrepreneurial vocation in products of marine origin.

SECTION 5 — CHANGE OF CONTROL OF REGISTRANT

Item 5.01	Change in Control of Registrant.

(a)	(1)-(5) On July 1, 2023, the Igex’s Board of Directors accepted the execution of a Stock Purchase Agreement dated June 14, 2023, pursuant to which the former Preferred shareholder sold all the Preferred shares (Control Block) to Instituto Europeo para el Emprendimeinto S.L., a Spanish Limited Liability Company. Further the Board of Directors accepted Sergio Bellosta Suarez resignation as sole director and CEO. Concurrently, the Board accepted the nomination of Mr. Antonio Sainz Millan as Sole Director and CEO. A change of Control application was duly filed with OTCMarkets and approved on October 12, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Mineral Company Ltd. (f/k/a INDO Global Exchange(s) Ltd.

	By	/s/ Antonio Sainz Millan
	Name:	Antonio Sainz Millan
	Title:	CEO
Date: November 20, 2023

INDEX TO EXHIBITS

None attached